Exhibit 99


Contact:
401-233-0333
Sandra Souto, Investor Relations
or
Jeffrey T. Brown
V.P. Financial Reporting and Treasurer


FOR IMMEDIATE RELEASE
May 4, 2001


                  BACOU USA REPORTS FIRST-QUARTER 2001 RESULTS
      Q1 `01 Sales of $76.8 Million Up 2.6% From $74.8 Million for Q1 `00
         Q1 '01 Net Income of $7.0 Million vs. $7.1 Million for Q1 '00
          Q1 '01 Basic Earnings Per Share of $0.40 vs. Q1 '00 of $0.40
         Q1 '01 Diluted Earnings Per Share of $0.39 vs. Q1 '00 of $0.40

      [above amounts all prior to transaction-related, non-recurring items]

     Smithfield, RI, May 4, 2001 -- Bacou USA, Inc. (NYSE: BAU), a leading manufacturer of personal protection equipment, today reported results for the first quarter ended March 31, 2001.

     "For the quarter, we reported modest growth in net sales," said Philip B. Barr, President and CEO of Bacou USA. "Our business remains solid, but we have experienced less than expected demand for our products by distributors and end-users because of the uncertain U.S. economy and resulting reductions of inventory at all levels of the supply chain. Despite the slower than expected start to the year, there were several bright spots. In the domestic market, sales of our innovative Uvex Genesis protective eyewear continued to meet our forecast, and our glove segment showed good growth. Internationally, we also have continued to achieve significant growth." Bacou's international sales for the quarter increased 14.3% to $11.8 million in 2001, compared with first quarter 2000 international sales of $10.4 million. The company's domestic sales for the quarter increased slightly from $64.4 million in 2000 to $65.0 million in 2001.

     Bacou's net sales for the first quarter of 2001 increased 2.6% to $76.8 million, compared with 2000 first-quarter net sales of $74.8 million. Net sales for Bacou's safety segment were $49.9 million in the first quarter of 2001 compared to $50.1 million in 2000. Net sales for Bacou's hand protection segment were $18.8 million in the first quarter of 2001 - up 18.5% from $15.9 million in 2000, with 6.3% from internal growth and 12.2% from acquisitions. Net sales for the optical frames and instruments segment were $8.1 million in the first quarter of 2001 compared to $8.8 million in 2000.

     "Although we experienced a modest increase in net sales for the quarter, our gross profit declined slightly, primarily as a result of higher direct and indirect labor costs than last year," Barr continued. "We had prepared ourselves to meet higher levels of demand than we actually experienced, which reduced our profitability. During March and April, we took steps to bring our direct and indirect labor resources into line with these lower production requirements, which should provide some recovery in our gross margin during the second quarter."

     "In the uncertain economic environment of the first quarter, we took steps to cut spending and improved our key working capital by $9.3 million or 10.6%," continued Barr. "Consistent with developments throughout the supply chain, we reduced our inventories by approximately $4.5 million or 10%. We also brought receivables down by approximately $3.4 million or 6%. Together with our aggressive amortization of long-term debt, this program has improved our balance sheet, reduced our risk profile, and improved our ability to compete aggressively for sales in a slower growth environment."

     Bacou's net income for the first quarter of 2001, excluding non-recurring costs, was $7.0 million compared with $7.1 million for the first quarter of 2000. The company reported net income per basic share, again excluding non-recurring costs, of $0.40 for the first quarter of 2001 compared with $0.40 for the first quarter of 2000 - with diluted earnings per share lower by $0.01 per share or $0.39 for 2001.

     The company incurred professional fees and related costs totaling $305,000 during the first quarter of 2001 in connection with its previously announced evaluation of strategic alternatives. After these non-recurring costs, the company reported net income of $6.7 million and diluted earnings per share of $0.37 for the first quarter of 2001. Because the project is ongoing, the company has continued to incur additional costs of this nature in 2001. The amount of such costs to be incurred in 2001 is not estimable at this time.

     For the quarter ended March 31, 2001, the company reported EBITDA totaling $18.1 million, compared with $18.4 million in 2000. The company defines EBITDA as operating income before depreciation, amortization and non-recurring items. Depreciation totaled $2.7 million in 2001 and $2.6 million in 2000, and amortization totaled $2.5 million in 2001 and $2.4 million in 2000.

     At March 31, 2001, the company's balance sheet included total assets of $375.8 million, working capital of $57.3 million, long-term debt of $92.0 million and stockholders' equity of $219.8 million.

     Considering the pendency of its evaluation of strategic alternatives, Bacou USA will not conduct a conference call for discussion of its first quarter 2001 results.

     Bacou USA, Inc. designs, manufactures and sells leading brands of products that protect the sight, hearing, respiratory systems and hands of workers, as well as related instrumentation including vision screeners, gas monitors and test equipment for self-contained breathing apparatus. The company's products, marketed under Uvex(R), Howard Leight(R), Perfect Fit(TM), Whiting+Davis(R), Survivair(R), Pro- Tech(R), Biosystems(TM), Titmus(R), LaserVision(TM) and Lase-R Shield(TM) brand names, are sold principally to industrial safety distributors, fire fighting equipment distributors and optical laboratories. News and information about Bacou USA is available on the Worldwide Web at http:/www.bacouusa.com.

Statements contained in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities and Litigation Reform Act of 1995. In addition, words such as "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including but not limited to the impact of our ongoing evaluation of certain strategic alternatives including the possible sale of Bacou USA, Inc. and Bacou S.A., adverse economic conditions, the timely development and acceptance of new products, the impact of competitive products and pricing, changing market conditions, the successful integration of acquisitions, continued availability and favorable pricing of raw materials, and the other risks detailed in the company's prospectus filed March 27, 1996, and from time to time in other filings. Actual results may differ materially from those projected. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.



                                       ###

                            (Financial tables follow)

                        BACOU USA, INC. AND SUBSIDIARIES
                      (in thousands, except per share data)


                                                      Three Months Ended
                                                           March 31,

Statement of income data (unaudited):                  2001          2000
                                                       ----          ----

Net sales(1)                                        $ 76,761       $74,825
Cost of sales                                         42,596        40,262
                                                      ------        ------
Gross profit                                          34,165        34,563

Operating expenses:
     Selling(1)                                       11,991        11,375
     General and administrative                        5,353         5,926
     Non-recurring costs - evaluating strategic
     alternatives(2)                                     305             -
     Research and development                          1,421         1,439
     Amortization of intangible assets                 2,485         2,405

Total operating expenses                              21,555        21,145

Operating income                                      12,610        13,418
Total other expense                                    1,974         2,347

Income before income taxes                            10,636        11,071
Income taxes                                           3,943         4,006

Net income (2)                                      $  6,693       $ 7,065
                                                      =======       =======

Basic earnings per share (2)                        $   0.38       $  0.40
Diluted earnings per share (2)                      $   0.37       $  0.40


Weighted average shares outstanding:
     Basic                                            17,673        17,630
     Diluted                                          17,975        17,649

Other information:
   Depreciation and amortization                    $  5,167       $ 4,959
   EBITDA (defined by the company as operating
   income before depreciation, amortization and
   non-recurring items)
                                                    $ 18,082       $ 8,377
                                                    ========      ========

(1) During the fourth quarter of 2000 the company adopted Emerging Issues Task Force Issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs", which required the company to classify reimbursements from customers for shipping and handling costs as sales rather than a reduction of the related operating cost. Amounts totaling $605,000, previously reported in 2000 as reductions to selling expenses, have been reclassified and reported as sales as required by this new pronouncement.

(2) During the first quarter of 2001 the Company incurred costs in connection with its evaluation of strategic alternatives totaling $305,000. For comparative purposes, net income and earnings per share excluding these non-recurring costs, would have been as follows:

                                                        Three Months Ended
                                                            December 31,
                                                        2001          2000
                                                        ----          ----

Net income                                           $  6,998      $ 7,065
Basic earnings per share                             $   0.40      $  0.40
Diluted earnings per share                           $   0.39      $  0.40




                     BACOU USA, INC. AND SUBSIDIARIES
=============================================================

=============================================================
                                                                  March 31, 2001      December 31,
                                                                    (unaudited)           2000

-------------------------------------------------------------
Balance Sheet Data (in thousands, except share data):
-------------------------------------------------------------
ASSETS
-------------------------------------------------------------

-------------------------------------------------------------
Current assets:
-------------------------------------------------------------
   Cash and cash equivalents                                      $   8,983         $     980
-------------------------------------------------------------
   Trade accounts receivable, net                                    49,910            53,275
-------------------------------------------------------------
   Inventories                                                       40,968            45,504
-------------------------------------------------------------
   Other current assets                                               3,066             2,024
-------------------------------------------------------------
   Deferred income taxes                                              1,817             1,952
-------------------------------------------------------------
      Total current assets                                          104,744           103,735
-------------------------------------------------------------
   Other assets                                                       2,947             2,947
-------------------------------------------------------------
   Property and equipment, net                                       76,110            78,392
-------------------------------------------------------------
   Intangible assets, net                                           191,953           194,456
-------------------------------------------------------------
      Total assets                                                $ 375,754         $ 379,530
-------------------------------------------------------------

-------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------------------------------

-------------------------------------------------------------
Current liabilities:
-------------------------------------------------------------
   Current installments of long-term debt                         $  23,357         $  28,057
-------------------------------------------------------------
   Accounts payable                                                  12,620            11,239
-------------------------------------------------------------
   Accrued expenses                                                   7,845            11,788
-------------------------------------------------------------
   Income taxes payable                                               3,639             1,542
-------------------------------------------------------------
      Total current liabilities                                      47,461            52,626
-------------------------------------------------------------
Long-term debt                                                       91,964            98,178
-------------------------------------------------------------
Deferred income taxes                                                14,747            13,852
-------------------------------------------------------------
Other liabilities                                                     1,756             1,799
-------------------------------------------------------------
      Total liabilities                                             155,928           166,455

-------------------------------------------------------------

-------------------------------------------------------------
Stockholders' equity:
-------------------------------------------------------------
   Preferred stock, $.001 par value, 5,000,000 shares
      authorized, no shares issued and outstanding                      --                --
-------------------------------------------------------------
   Common stock, $.001 par value, 50,000,000 shares
      authorized, 17,675,765 shares in 2001 and
      17,671,465 shares in 2000 issued and outstanding                  18                18
-------------------------------------------------------------
   Additional paid-in capital                                       73,859            73,800
-------------------------------------------------------------
   Retained earnings                                               145,949           139,257

-------------------------------------------------------------
   Total stockholders' equity                                      219,826           213,075

-------------------------------------------------------------
   Total liabilities and stockholders' equity                     $375,754          $379,530
